Exhibit 4.2

Convertible Securities Agreement

Anteris Technologies Ltd

Obsidian Global GP, LLC

Agreement for the issue of convertible securities with an aggregate purchase price of up to A$25,000,000

Table of Contents

1.	Definitions and Interpretation	3

1.1	Definitions	3

1.2	Interpretation	9

1.3	Payments	10

1.4	Investor nomination	10

2.	Convertible Securities	10

2.1	Issue of Convertible Securities	10

2.2	Purchase	10

2.3	Adjustments to payments	11

2.4	Interest	11

2.5	Convertible Securities Cleansing Statements	11

3.	Options	11

4.	Purchase Fee	12

5.	Conversion and Redemption	12

5.1	Conversions at election of Investor	12

5.2	Limitations on Conversions at Variable Conversion Price	12

5.3	Early Redemption on raise	13

5.4	Redemption at Maturity	13

5.5	Early Redemption by Company	13

5.6	Early Redemption on corporate restructure	14

5.7	No other Redemption	14

5.8	Inability to issue Conversion Shares	15

5.9	Ranking of Amount Outstanding	15

6.	Requirements for the issue of Securities	15

6.1	ASX filings	15

6.2	Quotation and Electronic Delivery	15

6.3	Disclosure document	16

6.4	Takeover threshold and other limitations	16

6.5	Ranking of the Investor’s Shares	16

6.6	Maximum Share Number	17

7.	Conditions Precedent to Contemplated Transactions	17

7.1	Specific conditions precedent to First Purchase - Investor	17

7.2	General conditions precedent to each Contemplated Transaction - Investor	18

7.3	Failure to meet conditions – issue of Securities	19

7.4	Requirement to fulfil conditions	19

7.5	Conditions precedent to each Contemplated Transaction - Company	19

8.	Representations and Warranties	20

8.1	Representations and warranties by the Company	20

8.2	Representations and warranties by the Investor	20

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8.3	Deemed repetition	20
8.4	Party’s reliance	20

8.5	Construction of representation and warranties	20

8.6	Disclosures and limitation	20

8.7	Notice	21

8.8	Breach of representation or warranty	21

9.	Conduct of affairs	21

9.1	Negative covenants	21

9.2	Use of proceeds	22

9.3	Maintenance of Share registry	22

9.4	Publicity and confidentiality	22

9.5	Non-public information	23

9.6	Miscellaneous	23

10.	Investor’s activities	23

10.1	Investor’s dealings in Securities	23

10.2	No shorting	24

10.3	Acknowledgment	24

10.4	Register of Convertible Securities	24

10.5	AFSL	24

11.	Additional obligations and agreements	24

11.1	No conflicting actions	24

11.2	Compliance with Laws	24

11.3	Further assurances	24

11.4	Set-off	25

11.5	Set-off exclusion	25

11.6	Rescission and withdrawal right	25

12.	Taxes, stamp duty and withholdings	25

12.1	Taxes generally	25

12.2	GST	26

12.3	Tax compliance by Company	26

12.4	General withholding gross-up	26

13.	Default	26

13.1	Events of Default	26

13.2	Investor’s right to investigate	28

13.3	Notification by Company	29

13.4	Certification by Company	29

13.5	Rights of the Investor upon default	29

13.6	Postponement	30

13.7	Interest	30

13.8	Failure to Pay	30

14.	Change of Law	30

14.1	Law and change in Law	30

14.2	Payment of Amount Outstanding	31

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15.	Termination	31

15.1	Events of Termination	31

15.2	Effect of Termination	32

16.	Survival and Indemnification	32

16.1	Survival	32

16.2	Revival	32

16.3	Indemnification	33

16.4	Indemnities generally	33

17.	Miscellaneous	34

17.1	Time of the essence	34

17.2	No partnership or advisory or fiduciary relationship	34

17.3	Certificates	34

17.4	Remedies and injunctive relief	34

17.5	Successors, assigns and third party beneficiaries	35

17.6	Counterparts and electronic transmission	35

17.7	Notices	35

17.8	Amendments and waivers	36

17.9	Legal Costs	36

17.10	Additional expenses	36

17.11	Severability and supervening legislation	36

17.12	Entire Agreement	37

17.13	Governing law and submission to jurisdiction	37

17.14	Adjustments	37

18.	Terms of the Options	39

18.1	Nature of Options	39

18.2	Exercise of Options	39

18.3	Bonus Issues	40

18.4	Rights Issues	40

18.5	Reconstruction of Capital	40

18.6	Cumulative Adjustments	40

18.7	Notice of Adjustments	41

18.8	Rights Prior to Exercise	41

18.9	Redemption	41

18.10	Assignability and Transferability	41

Schedule 1 – Company representations and warranties	43

Schedule 2 – Investor representations and warranties	43

Schedule 3 – Disclosure Schedule	43

Annexure A – Form of Board Resolution	43

Annexure B – Form of CEO Certificate	43

Annexure C – Purchase Statement	43

Annexure D – Option Exercise Form	43

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Convertible Securities Agreement

DETAILS SCHEDULE

Date:	31 October 2024

Investor:	Obsidian Global GP, LLC of 150 Greenwich Street, Floor 29, New York, NY 10005

Company:	Anteris Technologies Ltd ACN 088 221 078 of Level 3, 9 Sherwood Rd, Toowong QLD 4066, Australia

Purchase Date:	First Purchase: Within 5 Business Days after the Execution Date.

Subsequent Purchases: At such time as the Investor and the Company may subsequently agree, provided that no Subsequent Purchase can occur after the date which is 12 months after the Execution Date.

Purchase Price:	First Purchase: A$7,500,000

Subsequent Purchases: The lesser of A$5,000,000 and the Unused Commitment Limit.

Number of Convertible Securities:	That number which is equivalent to the actual amount paid in US$ by the Investor, so as to procure the transfer of the relevant Purchase Price to the Company, rounded upwards to the next whole number.

Face Value:	US$1.15 per Convertible Security (subject to clause 13.5).

Maturity Date:	(in respect of Convertible Securities issued at a particular Purchase) The day which is 24 months after the relevant Purchase.

Fixed Conversion Price:	A$20.00.

Variable Conversion Price:	The lesser of:

(a)	90% of the average of 7 daily VWAPs on Actual Trading Days selected by the Investor from the VWAPs during the 20 Actual Trading Days prior to the Conversion Notice Date, rounded down to the lowest A$0.001; and

(b)	the Fixed Conversion Price.

Maximum Share Number	967,572

Note: This only applies in respect of the Convertible Securities issued at the First Purchase.

Commitment Limit:	A$25,000,000

Redemption Amount:	Where the redemption occurs on or before 15 January 2025: 100% of the Amount Outstanding in respect of the relevant Convertible Securities

Where the redemption occurs after 15 January 2025 and on or before 30 June 2025: 105% of the Amount Outstanding in respect of the relevant Convertible Securities.

Where the redemption occurs on or after 1 July 2025: 110% of the Amount Outstanding in respect of the relevant Convertible Securities.

Purchase Fee:	On each Purchase: 3% of the relevant Purchase Price.

Options:	On each Purchase: The Number of options to purchase Shares, exercisable at the Options Exercise Price on or before the Options Expiration Date, all as specified below, on the terms set out in clause 18.

Number: That number determined by dividing 25% of the relevant Purchase Price by the Options Exercise Price, and rounding the result up to the nearest whole number.

Options Exercise Price: A$25.00.

Options Expiration Date: the date which is 3 calendar years after the date of issue of the Options.

Legal Costs Contribution:	A$15,000

Service Details:	Company:

Address:	Level 3, 9 Sherwood Rd, Toowong QLD 4066, Australia

By Post:	As above

E-mail:	[***] and
[***]

Attention :	Wayne Paterson and Matthew McDonnell

Investor:

Address:	Obsidian Global GP, LLC 150 Greenwich Street, Floor 29, New York NY 10005

By Post:	As above

E-mail:	[***] and [***]

Background

The Investor has agreed to invest in the Company, and the Company has agreed to issue convertible securities to the Investor, in accordance with this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply.

Actual Trading Day means a Trading Day on which trading actually takes place in the Shares on the ASX.

Affiliate means, with respect to any person, any other person who, directly or indirectly, Controls, is under common Control with, or is Controlled by, the person.

Agreement means this agreement.

Amount Outstanding means, at any time, the aggregate total of the Face Values of the outstanding Convertible Securities and all other amounts payable by the Company to the Investor in relation to the outstanding Convertible Securities.

Appendix 2A has the meaning given to that term in the ASX Listing Rules.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited and the market operated by it, the Australian Securities Exchange, as applicable.

ASX Settlement Operating Rules means the settlement rules of ASX Settlement Pty Ltd.

ATGC has the meaning given to that term in clause 17.14.

A$ means Australian dollars.

Business Day has the meaning given to that term in the Listing Rules.

Cboe means the Cboe Australia market operated by CBOE Australia Pty Ltd ACN 129 584 667.

CHESS has the meaning given to that term in the ASX Settlement Operating Rules.

Commitment Limit means the amount specified as such in the Details Schedule.

Company means the person set out in the Details Schedule.

Contemplated Transactions means the transactions contemplated in this Agreement, including each Purchase, each Conversion and each issuance of Securities.

Control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Conversion means a conversion of some or all of the Amount Outstanding into Conversion Shares under clause 5.1.

Conversion Amount has the meaning given to that term in clause 5.1.

Conversion Notice has the meaning given to that term in clause 5.1.

Conversion Notice Date has the meaning given to that term in clause 5.1.

Conversion Price means the Fixed Conversion Price, or the Variable Conversion Price, or (only where permitted under clause 13.5), the conversion price under clause 13.5(a)(iv), as relevant in respect of a Conversion.

Conversion Share Value, in relation to a Conversion, means the number of Conversion Shares multiplied by the daily VWAP for the Actual Trading Day immediately prior to the Conversion Notice Date.

Conversion Shares means Shares issued or required to be issued in respect of a Conversion.

Convertible Securities means the convertible notes issued by the Company in accordance with clause 2.2, and Convertible Security means any one of them.

Convertible Securities Cleansing Statement means a written notice by the Company to ASX under section 708A(12C) of the Corporations Act (as varied by ASIC Instrument 2016/82) meeting the requirements of section 708A(12D) of the Corporations Act (as varied by ASIC Instrument 2016/82), in a form, and containing the information, that is sufficient so that Conversion Shares issued on Conversion of the Convertible Securities to which the notice relates will be Tradeable, without any further action being required by the Company or the Investor.

Corporations Act means the Corporations Act 2001 (Cth).

Details Schedule means the schedule of commercial details of this Agreement set out at the front of this Agreement.

Early Redemption Notice has the meaning given to that term in clause 5.5.

Event of Default means an event of default as set out in clause 13.1.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time, and any successor statute, rules and regulations.

Exchange Rate means, in respect of the conversion of one currency into another currency on a particular day, the spot rate of exchange displayed for that day on the Reserve Bank of Australia website or as reported by IRESS (as determined by the Investor, acting reasonably).

Excluded Tax means a Tax imposed by any jurisdiction on the Investor, or assessed against the Investor, as a consequence of the Investor being a resident of or organised or doing business in that jurisdiction, but not any Tax:

(a)	calculated on or by reference to the gross amount of a payment provided for under this Agreement or made in respect of a Contemplated Transaction (without the allowance of a deduction); or

(b)	imposed as a result of the Investor being considered a resident of or organised or doing business in Australia as a result of the Investor being a party to this Agreement or entering into a Contemplated Transaction.

Execution Date means the date of mutual execution of this Agreement.

Face Value means, in relation to a Convertible Security, the amount set out in the Details Schedule.

First Purchase means the first Purchase of Convertible Securities proposed to take place under this Agreement, on the commercial terms set out in the Details Schedule.

Fixed Conversion Price has the meaning given to that term in the Details Schedule.

Funding Conditions means the conditions specified in the Details Schedule.

Governmental Authorisation means any authorisation, consent, license, permit or registration issued or granted by any Governmental Authority.

Governmental Authority means any Australian or other national, federal, state, territorial or local governmental, legislative, regulatory or administrative authority, agency or commission, any court, tribunal or judicial or arbitral body, or the ASX.

Group Company means each of the Company and its Subsidiaries (excluding v2vmedtech inc.) and Group means all of them.

GST means the goods and services tax levied under the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth).

Indemnified Person has the meaning given to that term in clause 16.3.

International Business Day means, for places outside Australia, a day, other than a Saturday or Sunday, on which banks in the relevant place are open for the general transaction of business.

Investor means the person set out in the Details Schedule.

Investor's CHESS Account means the Investor's or its nominee’s or designee’s brokerage or prime brokerage account the details of which may from time to time be notified by the Investor to the Company.

Investor’s Shares means the Conversion Shares, any Shares required to be issued on exercise of the Options, and any Shares issued to the Investor in payment of any amounts owing under this Agreement.

IPO means an initial public offering of the securities of ATGC in connection with a listing on Nasdaq.

IPO Price has the meaning given to that term in clause 17.14.

IRESS means the data reporting service provided by Iress Limited ACN 060 313 359, or entities related to or affiliated with Iress Limited ACN 060 313 359, or such other reputable data reporting service as determined by the Investor.

Law means a Listing Rule or regulation of ASX, a law, a regulation, a judicial, governmental or administrative order or determination in any jurisdiction, and a Governmental Authority regulation, order, interpretation, guideline, policy or directive.

Legal Costs Contribution has the meaning given to that term in the Details Schedule.

Listing Rules means the listing rules of the ASX, as amended from time to time.

Losses means all losses, claims, damages, liabilities, awards, fines, penalties, demands and expenses, whether actual or contingent and whether existing or threatened (including all judgments, amounts paid in settlements, legal fees, costs and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim, proceeding, suit or investigation, existing or threatened, and the costs of enforcement).

Material Adverse Effect means a material adverse effect on:

(a)	the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company (taken as a whole);

(b)	the ability of the Company to perform its obligations under any Transaction Document;

(c)	the validity or enforceability against the Company of any material provision of any Transaction Document,

but does not include an event, occurrence or matter:

(d)	which is known to the Investor prior to the Execution Date;

(e)	is fairly disclosed in an announcement to the ASX prior to the Execution Date or is fairly disclosed by the Company to the Investor in writing prior to the Execution Date;

(f)	which is required to be done or procured by the Company pursuant to a Transaction Document;

(g)	arising from changes in exchange rates or interest rates, or changes in general economic, political, business or financial conditions;

(h)	which occurs in connection with an unsuccessful pre-clinical or clinical trial result of the Company;

(i)	that occurs in connection with any changes in law, regulation or policy of any Governmental Authority which affects the Group’s operations and which are not specific to the Group; or

(j)	which is solely a fluctuation of the price of Shares on ASX (or the fluctuation of the price of any securities in any successor entity to the Company on any securities exchange on which those securities are listed); or

(k)	which is a reduction in the Group’s cash balances in the ordinary course of business.

Materials means any materials delivered, or written statements made, by the Company or any of its agents, officers, directors, employees or representatives in connection with any Transaction Document at any time (including, for clarity, the representations and warranties set out in Schedule 1), and any announcements made by the Company to the ASX at any time.

Maturity Date has the meaning given to that term in the Details Schedule.

Maximum Share Number has the meaning given to that term in the Details Schedule.

Options has the meaning given to that term in the Details Schedule.

Option Scheme means the proposed scheme of arrangement between the Company and its optionholders where all existing options will be cancelled in exchange for the issue of replacement options by ATGC.

Options Exercise Price has the meaning given to that term in the Details Schedule.

Options Expiration Date has the meaning given to that term in the Details Schedule.

Parity Value, in respect of an unpaid payment means the amount in US$, determined using the Exchange Rate, which is determined in accordance with the formula:

PV = P/CP x MV

Where:

PV = the Parity Value;

P = the amount of the payment required to be made under this Agreement (which has not been paid);

CP = the Conversion Price (in case of a failed Conversion) that applied to the Conversion, or (in the case of an unpaid payment) 95% of the lowest daily VWAP during the period starting on the date upon which payment was required to be made and ending on the date upon which payment of the Parity Value is made; and

MV = the highest average VWAP of any period of 3 consecutive Trading Days during the period commencing on the date on which the Event of Default occurred or payment was required to be made and ending on the day immediately prior to the date upon which payment of the Parity Value is made.

Party means a party to this Agreement.

Permitted Security Interest means:

(a)	the Security Interest created under the Security Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(c)	any netting or set-off arrangement entered into by the Company with any of its Related Bodies Corporate in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Company and its Related Bodies Corporate;

(d)	any payment or close out netting or set-off arrangement pursuant to any transactional banking facilities or any treasury transaction or foreign exchange transaction entered into by a Group Company;

(e)	any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms (or on terms more favourable to the Group Company) so long as the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful

(f)	any Security Interests or deposits (including Security Interests on cash deposited) to secure reimbursement obligations with respect to letters of credit, bank guarantees or other performance bonds issued pursuant to the request of a Group Company in the ordinary course of its business;

(g)	any Security Interest granted in connection with insurance premium funding arrangements; and

(h)	any Security Interests granted with the written consent of the Investor.

Potential Event of Default means an event or circumstance which, with notice or passage or lapse of time or both, would constitute an Event of Default.

Purchase has the meaning given to that term in clause 2.2.

Purchase Date has the meaning given to that term in the Details Schedule.

Purchase Fee has the meaning given to that term in the Details Schedule.

Purchase Price means the amount set out in the Details Schedule, subject to all adjustments under this Agreement.

Purchase Statement means, a statement agreed between the Company and the Investor in respect of the Convertible Securities to be issued at a Purchase, substantially in the form of Annexure C, which specifies the gross proceeds, deductions, net proceeds to be received by the Company, and the Company’s wire transfer details.

Raise Redemption Amount has the meaning given to that term in clause 5.3(a).

Raise Redemption Convertible Securities has the meaning given to that term in clause 5.3(a).

Raise Redemption Notice has the meaning given to that term in clause 5.3(a).

Redemption Amount has the meaning given to that term in the Details Schedule.

Scheme has the meaning given to that term in clause 17.14.

Scheme Notice has the meaning given to that term in clause 17.14.

Second Purchase means the second Purchase of Convertible Securities proposed to take place under this Agreement, subsequent to the First Purchase, on the commercial terms set out in the Details Schedule.

Securities means each of the Convertible Securities, the Investor’s Shares, the Options, and all of them together.

Securities Act means the United States Securities Act of 1933, as amended, together with the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time, and any successor statute, rules and regulations.

Securities Cleansing Statement means a written notice by the Company to ASX under section 708A(5) of the Corporations Act meeting the requirements of section 708A(6) of the Corporations Act, in a form, and containing the information, that is sufficient so that the securities to which the notice relates will be Tradeable, without any further action being required by the Company or the Investor.

Security Documents means a general security agreement over all of the assets of the Company, on terms acceptable to the Investor.

Security Interest means a charge, mortgage, security interest, encumbrance, pledge, right of first refusal, pre-emptive right, title retention, trust arrangement, contractual right, right of call or set off or any other security arrangement.

Security Structure Event means any consolidation (including Share consolidation), subdivision or pro-rata cancellation of the Company’s issued capital, or any payment of a dividend in ordinary shares of the Company or distribution of ordinary shares of the Company to holders of its outstanding ordinary shares; which for the avoidance of doubt, does not include a rights offering or a bonus issue.

Share means an ordinary fully paid share in the capital of the Company and includes Investor’s Shares.

Shareholder Approval, in respect of a proposed issue of Securities, means the approval of the Company’s shareholders to the issue of the relevant Convertible Securities, Shares or Options proposed to be issued, for the purpose of Listing Rule 7.1, and all other relevant purposes.

Second Purchase means a Purchase of Convertible Securities proposed to take place under this Agreement, subsequent to the First Purchase, on the commercial terms set out in the Details Schedule.

Subsidiary has the meaning given to that term in the Corporations Act.

Tax means any tax, including any GST, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, and any income, stamp or transaction duty, tax or charge, which is assessed, levied, imposed or collected by any Governmental Authority and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of such items.

Tradeable, in respect of Shares, means Shares that are able to be traded by way of secondary trading on the ASX, without the recipient being required to provide disclosure in accordance with Division 2 of Part 6D.2 of the Corporations Act or otherwise being in breach of section 707 of the Corporations Act.

Trading Day has the meaning given to that term in the Listing Rules.

Transaction Documents means this Agreement, the Security Documents, all amendments to any of them, and all Cleansing Statements.

Unremedied Default has the meaning given to that term in clause 13.5.

Unused Commitment Limit means the Commitment Limit, less the aggregate of all Purchase Prices from completed Purchases.

US$ means United States of America dollars.

Variable Conversion Price has the meaning given to that term in the Details Schedule.

VWAP means, in relation to one or more Trading Days, the volume weighted average price (in A$), of the Shares on ASX and Cboe for those Trading Days, as reported by IRESS.

1.2	Interpretation

The following rules of interpretation apply unless the context requires otherwise.

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and vice versa.

(c)	A gender includes all genders.

(d)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	Mentioning anything after “includes”, “including”, “for example”, or similar expressions, does not limit what else might be included.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented or novated.

(g)	A reference to a person includes an individual, corporation, partnership, trust, incorporated or unincorporated association or body, joint venture, limited liability company, joint stock company, Governmental Authority and other entity of any kind.

(h)	A reference to a Party includes a reference to its successors and permitted assigns and, as the case may be, its liquidator(s).

(i)	References to the Background, clauses, Schedules and Annexures are to the Background to, clauses of, Schedules to, and Annexures to, this Agreement.

(j)	The Schedules and the Annexures are incorporated in this Agreement.

(k)	This Agreement must be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(l)	Any choice, permission, election, discretion or consent of the Investor may be exercised or given by the Investor in the Investor’s absolute discretion, except as otherwise stated in this Agreement.

1.3	Payments

(a)	Any payments required under this Agreement to be made by a Party to any other person must be made in the specified currency (and where no currency is specified, in US$) in immediately available funds, that is, by telegraphic transfer of cleared funds to the account specified to the Party by that other person from time to time.

(b)	Where under this Agreement the Company may elect to pay a US$ denominated amount in A$, and elects to do so, then the A$ amount that the Company is required to pay is the US$ amount, converted into A$ using the Exchange Rate on the date that payment is made.

1.4	Investor nomination

(a)	Subject to clause 1.4(b), if any payment is to be made or Securities issued by the Company to the Investor, the Investor may by notice to the Company specify a nominee or designee to receive the payment or the Securities, and the obligation of the Company to make the payment or issue the Security is satisfied if it is made or issued to the specified nominee or designee.

(b)	The Investor will not specify a nominee or designee to receive Securities under clause 1.4(a) unless that person both:

(i)	executes an accession deed in a form acceptable to the Company acting reasonably; and

(ii)	is a sophisticated or professional investor under section 708(8) or section 708(11) of the Corporations Act.

2.	Convertible Securities

2.1	Issue of Convertible Securities

The Company may create and issue Convertible Securities under this Agreement and the obligations of the Company under those Convertible Securities are constituted by, and specified in this Agreement. The Investor agrees to subscribe for the Convertible Securities on the terms and conditions of this Agreement, and upon conversion, become a member of the Company and be bound by the Constitution.

2.2	Purchase

Subject to clause 7 and the other provisions of this Agreement, on each Purchase Date the Investor must pay to the Company the relevant Purchase Price in consideration of which the Company must issue (and, upon such payment shall be deemed to have issued) to the Investor the relevant number of convertible securities specified in the Details Schedule, with each being uncertificated, secured (by the Security Documents), and convertible (subject to clause 6.3), and each having a face value equal to the Face Value (each a Purchase).

2.3	Adjustments to payments

All amounts payable by the Investor under clause 2.2 are subject to all set-offs and adjustments set out in this Agreement.

2.4	Interest

No interest is payable on the convertible securities, other than under clauses 13.7 and 13.8.

2.5	Convertible Securities Cleansing Statements

The Company may, on each Purchase Date, or within 2 Business Days before, lodge with the ASX in accordance with all applicable Laws, a Convertible Securities Cleansing Statement in respect of the issue of the Convertible Securities to be issued on the Purchase Date.

3.	Options

(a)	Subject to the Company obtaining Shareholder Approval to the issue of the Options required to be issued in respect of the First Purchase at the next annual general meeting of the Company (or its successor entity) (AGM), the Company must grant the Options required to be issued in respect of the First Purchase to the Investor or the Investor’s nominee within 2 Business Days after obtaining Shareholder Approval to the issue of the relevant Options and promptly deliver to the Investor an option certificate from the Company’s security registrar confirming that the name of the Investor has been entered onto the Company’s option register as holding the relevant Options.

(b)	The Company must use reasonable endeavours to obtain the Shareholder Approval referred to in clause 3(a). If Shareholder Approval to grant the Options referred to in clause 3(a) is not obtained at the AGM, then the Company must pay the Investor A$300,000 in lieu of the issue of the Options.

(c)	In relation to the Options required to be issued by the Company in respect of each Subsequent Purchase, then:

(i)	subject to the Company having issuance capacity to do so under the Listing Rules; or

(ii)	where the Company does not have capacity to do so under the Listing Rules, subject to obtaining Shareholder Approval to the issue of in relation to the Options required to be issued in respect of the relevant Subsequent Purchase, on or before each Subsequent Purchase the Company must grant the Options required to be issued in respect of the relevant Subsequent Purchase to the Investor or the Investor’s nominee and promptly deliver to the Investor an option certificate from the Company’s security registrar confirming that the name of the Investor has been entered onto the Company’s option register as holding the relevant Options.

4.	Purchase Fee

At the time of each Purchase, the Company must pay the Purchase Fee to the Investor by way of deduction from the relevant Purchase Price. The Company authorises and directs the Investor to deduct the relevant Purchase Fee from the relevant Purchase Price at the time of each Purchase.

5.	Conversion and Redemption

5.1	Conversions at election of Investor

Subject to clauses 5.2, 6.4, 6.6, 13.5 and the other provisions of this Agreement, while there is an Amount Outstanding, the Investor may in its discretion elect to convert one or more Convertible Securities then on issue (each, a Conversion), by providing the Company notice (each, a Conversion Notice and each date of such notice, a Conversion Notice Date) specifying:

(a)	the number of Convertible Securities to be converted and their aggregate Face Value, both in US$ and converted into A$ at the Exchange Rate (the Conversion Amount);

(b)	the Purchase at which the Convertible Securities to be converted were issued;

(c)	whether the Investor is electing to convert the Convertible Securities at the Fixed Conversion Price, the Variable Conversion Price, or (only where permitted under clause 13.5), the conversion price under clause 13.5(a)(iv); and

(d)	the number of Conversion Shares that the Company must issue to the Investor in respect of the Conversion. That number must be determined by dividing the Conversion Amount (before giving effect to any set-offs set out in this Agreement) by the Conversion Price, provided that if the resultant number contains a fraction, the number must be rounded up to the next highest whole number.

Following the receipt of a Conversion Notice, the Company must effect the conversion of the Conversion Amount specified in that Conversion Notice by either (at the Company’s option):

(e)	issuing to the Investor in accordance with this Agreement (including clauses 6 and 7) the number of Conversion Shares specified in that Conversion Notice; or

(f)	paying the Investor the Conversion Share Value,

within 2 Business Days of the Conversion Notice Date. Upon the Company doing so:

(g)	the Amount Outstanding will be reduced by the Conversion Amount; and

(h)	the relevant number of Convertible Securities will be redeemed.

5.2	Limitations on Conversions at Variable Conversion Price

(a)	The Investor may only give Conversion Notices on and after 16 January 2025.

(b)	The restriction in clause 5.2(a) will cease to apply if an Event of Default occurs.

5.3	Early Redemption on raise

(a)	Where the Company raises funds in aggregate of more than A$5,000,000 from any source (other than from the Investor), the Investor may require the Company to apply up to 20% of the proceeds of the funds raised to the redemption of outstanding Convertible Securities at the Redemption Amount by giving notice to the Company (a Raise Redemption Notice) specifying the amount to be applied (Raise Redemption Amount), the number of outstanding Convertible Securities to be redeemed, and the Purchase at which those Convertible Securities were issued (Raise Redemption Convertible Securities).

(b)	On or before the day which is 5 Business Days after the date on which the Investor gives the Raise Redemption Notice, the Company must pay to the Investor (in US$) the Redemption Amount in respect of the Raised Redemption Convertible Securities. Upon the Company doing so, the Raise Redemption Convertible Securities will be redeemed and the Amount Outstanding will be reduced by the aggregate Face Value of the Raise Redemption Convertible Securities.

5.4	Redemption at Maturity

On each Maturity Date, the Company must redeem all outstanding Convertible Securities that mature on that Maturity Date by paying the Investor the Redemption Amount in respect of those Convertible Securities.

5.5	Early Redemption by Company

(a)	Subject to this clause 5.5, the Company may at any time prior to the Maturity Date redeem some or all of the outstanding Convertible Securities by giving notice to the Investor specifying the number of Convertible Securities the Company is seeking to redeem, and the Purchase Date of those Convertible Securities (an Early Redemption Notice).

(b)	The Company may not give an Early Redemption Notice in respect of any Convertible Securities the subject of an existing Conversion Notice.

(c)	The giving of an Early Redemption Notice does not relieve the Company from its obligations in respect of the Options to be issued in respect of the First Purchase as set out in clause 3. The Company may at the time of any payment under clause 5.5(f) choose to satisfy its obligations in respect of the obligations by paying the Investor A$300,000 in lieu of the issue of the Options.

(d)	Other than where the Company gives an Early Redemption Notice:

(i)	prior to 15 January 2024; or

(ii)	prior to the IPO, on the basis that the Company will fund the payment of the amount payable under clause 5.5(f) from funds raised under the IPO,

subsequent to the Company giving an Early Redemption Notice, the Investor may freely give Conversion Notices in respect of Convertible Securities the subject of an Early Redemption Notice, until the Company pays the Redemption Amount in respect of those Convertible Securities.

(e)	The Company may not give an Early Redemption Notice in respect of any Convertible Securities if an Event of Default has occurred.

(f)	On or before the day which is 5 Business Days after the date on which the Company gives the Early Redemption Notice, the Company must pay to the Investor (in US$) the Redemption Amount in respect of all of the Convertible Securities the subject of the Early Redemption Notice and less any Convertible Securities the subject of an existing Conversion Notice (as at the date of the Early Redemption Notice). Upon the Company doing so, the relevant number of Convertible Securities will be redeemed and the Amount Outstanding will be reduced by the aggregate Face Value of those Convertible Securities.

5.6	Early Redemption on corporate restructure

(a)	Upon the Company implementing any corporate restructure involving the interposition of a new holding company of the Company, the Investor may require the Company to redeem all of the outstanding Convertible Securities in cash by giving notice to the Company (a Restructure Redemption Notice).

(b)	A Restructure Redemption Notice may only be given to the Company:

(i)	within 2 Business Days after the implementation of the restructure to interpose a new holding company of the Company; or

(ii)	if the restructure is undertaken in connection with the IPO, within 2 Business Days of completion of the IPO; or

(iii)	when deemed to be given under clause 17.14(f).

(c)	On or before the day which is 5 Business Days after the date on which the Investor gives the Restructure Redemption Notice, the Company must pay to the Investor (in US$) the Redemption Amount in respect of all of the outstanding Convertible Securities the subject of the Early Redemption Notice, less any Convertible Securities the subject of an existing Conversion Notice. Upon the Company doing so, the relevant number of Convertible Securities will be redeemed and the Amount Outstanding will be reduced by the aggregate Face Value of those Convertible Securities.

(d)	Where the Investor gives a Restructure Redemption Notice prior to the Company either issuing the Options required to be issued in respect of the First Purchase to the Investor or making payment to the Investor of the amount specified in clause 3(b), then on the day on which the Company makes payment under clause 5.6(c) the Company must also pay the Investor the amount specified in clause 3(b) (in lieu of the issue of the Options required to be issued in respect of the First Purchase to the Investor).

5.7	No other Redemption

Except as otherwise expressly stated in this Agreement, the Company may not otherwise redeem any Convertible Securities prior to the Maturity Date.

5.8	Inability to issue Conversion Shares

If the Company is unable to issue Conversion Shares to the Investor on a Conversion Date in compliance with this Agreement for any reason, then without limiting any other rights of the Investor under this Agreement, the Investor may (but is not required to) either:

(a)	both:

(i)	hold over the Conversion Price that would have applied to the Conversion (the Applicable Price); and

(ii)	once the Company’s inability to issue the Investor’s Shares is overcome, apply the Applicable Price to determine the number of Conversion Shares that are then issuable and require such number of Conversion Shares to be issued by the Company; or

(b)	require the Company to repay the Redemption Amount of that part of the Amount Outstanding that would have otherwise been the subject of such issuance (instead of issuing the Conversion Shares).

5.9	Ranking of Amount Outstanding

The Convertible Securities constitute direct, secured and unconditional obligations of the Company, and except as described in Part A of Schedule 3, rank in priority to all unsecured obligations of the Company, other than those mandatorily preferred at law. The Convertible Securities confer no right to attend or vote at general meetings of the Company.

6.	Requirements for the issue of Securities

6.1	ASX filings

Subject to clause 6.3, no later than immediately upon the issue of any Securities, the Company must duly lodge with the ASX in accordance with all applicable Laws:

(a)	in respect of an issue of Convertible Securities, a Convertible Securities Cleansing Statement (subject to the Company determining to do so under clause 2.5);

(b)	in respect of an issue of Investor’s Shares (other than Conversion Shares which are otherwise Tradeable without a Securities Cleansing Statement or Prospectus being required), a Securities Cleansing Statement, or alternatively where a Securities Cleansing Statement is not available, a Prospectus as contemplated by clause 6.3;

(c)	in respect of an issue of any Investor’s Shares, an Appendix 2A.

6.2	Quotation and Electronic Delivery

The Company must use its best endeavours to obtain quotation of each parcel of the Investor's Shares on the ASX by no later than on the Trading Day immediately after the date of the issuance of such parcel, and to ensure that the Investor’s Shares when issued are received by the Investor (or its designee or nominee) by electronic registration to the Investor's CHESS Account (or such other electronic system which provides for the recording, delivery and transfer of title by way of electronic entries, as may be required by the Investor by notice to the Company) in accordance with the ASX Settlement Operating Rules and procedures of CHESS.

6.3	Disclosure document

Where in respect of an issue of Investor’s Shares (other than Investor’s Shares which are otherwise Tradeable without a Securities Cleansing Statement or Prospectus being required) the Company is not able to issue a Securities Cleansing Statement due to an inability to satisfy the conditions set out in section 708A of the Corporations Act, the Company must on or before the issue of the relevant Shares lodge with ASIC a disclosure document complying with Chapter 6D of the Corporations Act in respect of the issue of the Shares so that the Shares will be Tradeable upon receipt by the Investor, without any further action being required by the Company or the Investor (Prospectus).

6.4	Takeover threshold and other limitations

(a)	Where an issue of Shares under this Agreement would result in the voting power (as defined in Chapter 6 of the Corporations Act) in the Company of the Investor or any other person exceeding 19.99%, the Company must not issue the relevant Shares to the Investor but must instead repay to the Investor the Conversion Share Value of those Shares.

(b)	If and to the extent a:

(i)	Convertible Security is or becomes incapable of being converted into Shares, or any Securities are or become incapable of being issued under; or

(ii)	conversion of a Convertible Security or any issue of Securities can result in a breach of,

the Corporations Act, the Foreign Acquisitions and Takeovers Act 1975 (Cth), any foreign investment policy, or other law, the parties agree that the Company can refuse to convert the Convertible Security or issue the Securities, and that the Convertible Security are solely debt instruments which, with this Agreement, contain no right of conversion into Shares or to the issue of any other securities. For clarity, this is without prejudice to any Convertible Securities or Securities to the extent the issue does not arise.

(c)	If and to the extent a:

(i)	Convertible Security is or becomes incapable of being converted into Shares, or any Securities are or become incapable of being issued under; or

(ii)	conversion of a Convertible Security or any issue of Securities can result in a breach of,

the Foreign Acquisitions and Takeovers Act 1975 (Cth), the Investor must apply for written notification by the Treasurer of the Commonwealth of Australia or his delegate under the Foreign Acquisitions and Takeovers Act 1975 (Cth) that the Federal Government has no objection to the conversion or issue of Securities (as applicable). The Investor must make the application within 5 Business Days of the date a potential breach arises.

6.5	Ranking of the Investor’s Shares

The Company must ensure that the Investor’s Shares:

(a)	are Tradeable on receipt by the Investor;

(b)	rank equally in all respects with the existing Shares on the date of issue of the Investor’s Shares;

(c)	are issued fully paid, free and clear of any Security Interests; and

(d)	are issued in full compliance with applicable Law and all rights of third parties.

6.6	Maximum Share Number

(a)	Notwithstanding any other provision of this Agreement but subject to clauses 5.8 and 6.6(b), the aggregate maximum number of new Securities (excluding any Securities the past issue of which has been ratified by the Company’s shareholders in a manner permitted under Listing Rule 7.4) that the Company may be or is required to issue on one or more Conversions of the Convertible Securities issued under the First Purchase, without the Company first obtaining Shareholder Approval, is the Maximum Share Number.

(b)	Where clause 6.6(a) will prevent an issue of Shares under this Agreement, the Company may either, at its election:

(i)	use its best endeavours to obtain Shareholder Approval to the issue of those Shares prior to the relevant date (and in any event within 60 days of the Company becoming aware that clause 6.6(a) will prevent an issue of Shares under this Agreement), so that the issue of the Shares may proceed as scheduled; or

(ii)	issue the maximum number of Shares that it is able to do so under its available issuance capacity under the Listing Rules, and pay to the Investor in cash the Redemption Amount of that part of the Amount Outstanding that would have otherwise been the subject of such issuance (instead of issuing the Conversion Shares).

(c)	At any general meeting of shareholders the Company holds while there is any Amount Outstanding, the Company must seek ratification by shareholders of all prior issues of Securities under this Agreement of the kind contemplated by clause 6.6(a) for the purpose of Listing Rule 7.4, and all other relevant purposes.

7.	Conditions Precedent to Contemplated Transactions

7.1	Specific conditions precedent to First Purchase - Investor

The Investor has no obligation in respect of the First Purchase unless and until the following conditions are fulfilled, or waived in writing by the Investor, by no later than immediately before the First Purchase:

(a)	the Company has delivered to the Investor:

(i)	a copy of resolutions duly passed by the Board of Directors of the Company, substantially in the form of Annexure A;

(ii)	a certificate substantially in the form of Annexure B executed on behalf of the Company by its Chief Executive Officer, Managing Director or Chairman dated as of the Purchase Date;

(iii)	a Purchase Statement, substantially in the form of Annexure C; and

(iv)	the Security Documents, executed by the Company; and

(b)	all of:

(i)	the Company has announced the Company’s entry into this Agreement on ASX; and

(ii)	ASX has not advised the Company that it considers the terms of the Investor’s Securities are not both appropriate and equitable for the purposes of Listing Rule 6.1.

7.2	General conditions precedent to each Contemplated Transaction - Investor

The Investor has no obligation to affect any Purchase, accept any issue of Securities or consummate any other Contemplated Transaction unless and until the following conditions are fulfilled (in the opinion of the Investor acting reasonably), or waived in writing by the Investor, by no later than immediately before the time the Contemplated Transaction is due to be consummated.

(a)	(in the case of a Subsequent Purchase only):

(i)	only in circumstances where the Company does not have available issuance capacity under the Listing Rules, the Company has obtained Shareholder Approval to the issue of the Convertible Securities and the Options to be issued at the Subsequent Purchase, which remains valid at the time of the Subsequent Purchase;

(ii)	the Company and the Investor have agreed the Subsequent Purchase should occur, the Purchase Date in respect of the Subsequent Purchase, and (where the relevant Convertible Securities are to be issued without prior Shareholder Approval), the maximum number of Conversion Shares that are required to be issued on one or more Conversions of the Convertible Securities; and

(iii)	the Purchase Price will not exceed the Unused Commitment Limit.

(b)	ASX has not advised the Company that it considers the terms of the Investor’s Securities are not both appropriate and equitable for the purposes of Listing Rule 6.1.

(c)	The issue of the relevant Securities (on the basis that, if the issue is of Convertible Securities, they are convertible) will not cause the Company to breach Listing Rule 7.1.

(d)	The Company has performed, or complied in all material respects with, all obligations required by this Agreement to be performed or complied with by the Company as at, or prior to, the Contemplated Transaction (including the obligations under clause 6 in relation to all prior issuances of Securities to the Investor).

(e)	Where the Contemplated Transaction is a Conversion or another issue of Securities, the Company is ready, willing and able to perform (in accordance with all applicable Laws) and comply in all respects with, those requirements of clause 6 which apply in respect of any issue of Securities.

(f)	The Board of Directors of the Company has passed resolutions approving the Transaction Documents and the Contemplated Transactions, to the extent to which such approvals are, under any Law, required for the consummation of the Contemplated Transaction.

(g)	All consents, permits, approvals, registrations, waivers and documents, necessary or appropriate for the consummation of the Contemplated Transaction have been issued and received by the Investor, and remain in full force and effect.

(h)	No Event of Default or Potential Event of Default would occur as a consequence of the Contemplated Transaction or has occurred (irrespective of whether it has been remedied or any grace period has expired).

(i)	The consummation of the Contemplated Transaction would not result in the Company or the Investor being in breach of any Law.

(j)	The Investor has received copies of such additional documents as the Investor may reasonably request or as are customary in Australia to effect the Contemplated Transaction.

(k)	No Material Adverse Effect has occurred.

(l)	The Investor has received such documents and evidence as the Investor may reasonably require to satisfy itself that the conditions in this clause 7.2 and (where relevant) clause 7.1 have been satisfied.

7.3	Failure to meet conditions – issue of Securities

The Company must not issue any Securities without the prior consent of the Investor if on the issue of the Securities any of the conditions in clauses 6 or 7 have not been fulfilled or waived by the Investor. Any such issuance is deemed not to have been undertaken in accordance with or for the purposes of this Agreement, the Company’s obligation to issue the Securities is not discharged, and any amount paid by or owed to the Investor in respect of such Securities (or, in the case of Conversion Shares, the relevant Amount Outstanding in respect of which such Conversion Shares were purported to have been issued) remains an Amount Outstanding.

7.4	Requirement to fulfil conditions

The Company must cause the conditions set out in clauses 7.1 and 7.2 to be fulfilled by the times required by those clauses.

7.5	Conditions precedent to each Contemplated Transaction - Company

The Company has no obligation to consummate a Contemplated Transaction unless and until the following conditions are fulfilled, or (except as to clause 7.5(a)) waived in writing by the Company, by no later than immediately before the time the Contemplated Transaction is due to be effected.

(a)	(in the case of a Subsequent Purchase):

(i)	only in circumstances where the Company does not have available issuance capacity under the Listing Rules, the Company has obtained Shareholder Approval to the issue of the Convertible Securities and the Options to be issued at the Subsequent Purchase which remains valid at the time of the Subsequent Purchase; and

(ii)	the Company and the Investor have agreed the Subsequent Purchase should occur, the Purchase Date in respect of the Subsequent Purchase, and (where the relevant Convertible Securities are to be issued without prior Shareholder Approval), the maximum number of Conversion Shares that are required to be issued on one or more Conversions of the Convertible Securities.

(b)	The Investor has performed, or complied in all material respects with, all obligations required by this Agreement to be performed or complied with by the Investor as at, or prior to, the Contemplated Transaction.

(c)	The Investor Representations and Warranties contained in Schedule 2 of this Agreement are true and correct in all material respects as of the date or dates as of which they are made or deemed to be made or repeated under this Agreement.

8.	Representations and Warranties

8.1	Representations and warranties by the Company

The Company represents and warrants to the Investor that each of the statements set out in Schedule 1 is true and correct and not misleading, including by omission, except to the extent disclosed to ASX on or before the date of this Agreement.

8.2	Representations and warranties by the Investor

The Investor represents and warrants to the Company that each of the statements set out in Schedule 2 is true and correct and not misleading, including by omission.

8.3	Deemed repetition

Unless otherwise specified in Schedule 1, each of the representations and warranties made under this clause 8 is deemed to be made on the Execution Date and (except where it is expressly qualified as having been made only as of a particular date) repeated at each Purchase.

8.4	Party’s reliance

Each Party (first Party) acknowledges that the other Party has entered into this Agreement in reliance on the representations and warranties of the first Party in this Agreement.

8.5	Construction of representation and warranties

Each representation and warranty of a Party is to be construed independently of the others and is not limited by reference to any other representation or warranty.

8.6	Disclosures and limitation

The representations and warranties of the Company under clause 8.1 set out in Schedule 1 are given subject to and are qualified by, and the liability of the Company in respect of any breach of any of the representations and warranties of the Company under clause 8.1 set out in Schedule 1 will be reduced or extinguished (as the case may be) to the extent that the breach arises in connection with:

(a)	any matters or information disclosed in writing by the Company to the Investor or to ASX, before entering into this Agreement;

(b)	any matters or information that would have been disclosed to the Investor had the Investor conducted searches of public information maintained by ASX, ASIC and the Personal Property Securities Register on or before the date of this Agreement;

(c)	any matters or information expressly set out in Schedule 3; and

(d)	any matters or information disclosed in writing by the Company to the Investor or to ASX before the date on which any representation or warranty is repeated under clause 8.3.

8.7	Notice

A Party (first Party) must immediately notify the other Party upon becoming aware of any breach of any representation or warranty given by the first Party under this Agreement.

8.8	Breach of representation or warranty

A Party is in breach of this Agreement if any of the statements it represents and warrants under this clause 8 is untrue, incorrect or misleading, including by omission.

9.	Conduct of affairs

9.1	Negative covenants

For so long as there is any Amount Outstanding, the Company must not, and must ensure that each Group Company does not, directly or indirectly, without the Investor’s written approval (not to be unreasonably withheld or delayed):

(a)	dispose, in a single transaction or in a series of transactions, assets valued in excess of A$1,000,000 (excluding any intra-group transfers) unless, at least 25% of the net cash proceeds of the disposal are, if required by the Investor, applied in or towards repayment of the Amount Outstanding under clause 5.4;

(b)	other than intra-group transfers and payments in the ordinary course of the Company’s business, repay any indebtedness to any related entities (as that term is used in the Corporations Act) of the Company;

(c)	for any debt finance raised or debt securities issued by the Company after the Execution Date, make any payment in reduction of that debt;

(d)	reduce its issued share capital or any uncalled liability in respect of its issued capital, except by means of a purchase or redemption of the share capital that is permitted under Australian Law;

(e)	issue or agree to issue any debt, equity or equity-linked securities (including options) that have a variable interest rate or are convertible into, exchangeable or exercisable for, or include the right to receive Shares or other securities:

(i)	at a conversion, repayment, exercise or exchange rate or other price that is based on, and/or varies with, the trading prices of, or quotations for, the Shares; or

(ii)	at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events, but nothing in this clause prevents the Company from issuing fixed-rate instruments, or issuing any securities to the Company’s officers or employees under or pursuant to an employee incentive or other similar scheme or plan;

(f)	undertake any consolidation of its share capital (other than may occur in connection with the Scheme or the Option Scheme);

(g)	change the nature of its business;

(h)	make an application under section 411 of the Corporations Act (other than the Scheme or the Option Scheme);

(i)	grant any Security Interest over any of its assets, or allow a Security Interest to come into existence over any assets of any Group Company, other than a Permitted Security Interest;

(j)	transfer the jurisdiction of its incorporation (other than such transfer which would result from the implementation of the Scheme, the Option Scheme and the IPO); or

(k)	enter into any agreement with respect to any of the matters referred to in paragraphs (a) - (j) above.

9.2	Use of proceeds

The Company must use the funds received from the Investor under this Agreement for general corporate and working capital purposes, and not, among other things, for dividend payments or creditor and debt payments not otherwise in the ordinary course of the Company’s business.

9.3	Maintenance of Share registry

Unless so required by applicable Law, the Company must not close its Share register or take any other action which prevents the transfer of its Shares or options generally.

9.4	Publicity and confidentiality

(a)	This Agreement, its subject matter and content, the Contemplated Transactions, and any non-public information provided by the Investor to the Company (including the terms of any Transaction Documents) is confidential information of the Investor. The Company must not, and must cause its Affiliates and all persons acting on behalf of the Company and any of its Affiliates not to, issue any public release or announcement concerning any such confidential information without the prior written consent of the Investor, which consent must not be unreasonably withheld or delayed, except where the public release or announcement is proposed to be made under the Listing Rules or is otherwise required by Law.

(b)	The Company must not refer to the Investor in any public release or announcement without the Investor’s prior written consent, which consent must not be unreasonably withheld or delayed, except where the public release or announcement is proposed to be made under the Listing Rules or is otherwise required by Law.

(c)	The Investor has the right to review, approve and suggest amendments (for the Company’s consideration (acting reasonably)) of all press releases and public disclosure documents concerning the Investor, or any Transaction Documents or Contemplated Transactions, which are required to be issued by the Company under applicable Laws, if time permits.

(d)	The Investor and its Affiliates and/or advisors may describe the Investor’s relationship with the Company under this Agreement and include the name and corporate logo of the Company in its publicly available materials.

(e)	Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each Party to this Agreement, and each employee, representative or other agent of such Party, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

9.5	Non-public information

(a)	The Company must not, directly or indirectly, and must ensure that its Affiliates and agents and representatives do not, at any time after the date of this Agreement, without the prior consent of the Investor, disclose inside information or material non-public information to an Indemnified Person.

(b)	Where the Investor consents to the Company disclosing inside information or material non-public information to an Indemnified Person (at all), prior to making any disclosure of any such information to the Investor the Company must identify each relevant item of inside information and material non-public information that it intends to disclose to and Indemnified Person as such, and provide the Investor with the prior opportunity to consent to accepting or refuse to accept such information on behalf of the Indemnified Person.

(c)	Where the Investor does not consent to accepting the disclosure of any inside information or material non-public information, the Company will be deemed to have satisfied any obligation it may have under this Agreement to disclose the relevant information to the Investor.

9.6	Miscellaneous

The Company must not cause and must use its best endeavours not to permit the Company or any of its securities to be listed or quoted on any financial market, quotation system, or stock exchange, other than the ASX and NASDAQ, without the Investor’s prior written consent.

10.	Investor’s activities

10.1	Investor’s dealings in Securities

Subject to this Agreement and the terms of the Securities:

(a)	the Investor may purchase and/or sell or otherwise dispose of any Securities, at any time (in compliance with applicable Laws) and hold or not hold any Securities for any term; and

(b)	nothing in this Agreement is or may be deemed to be a representation or warranty by the Investor which has the effect that:

(i)	the Investor’s right to sell or otherwise dispose of any of the Securities at any time (in compliance with applicable Laws) is limited; or

(ii)	the Investor is required to hold any Securities for any period of time, except as required by any applicable Laws.

10.2	No shorting

The Investor may only sell Securities and must procure that its Affiliates only sell Securities if, at the time of such sale, the seller has a presently exercisable and unconditional right to vest the Securities in the buyer and otherwise complies with the requirements of the Corporations Act.

10.3	Acknowledgment

The Company acknowledges and agrees that transactions in its securities by the Investor may impact the market prices of the Company’s publicly-traded securities.

10.4	Register of Convertible Securities

For so long as the Investor holds any Convertible Securities, the Company must maintain a register of the Convertible Securities during the term of this Agreement showing the dates of issue, the Face Value and Amount Outstanding of the Convertible Securities, details of all Conversions, or other redemptions of the Convertible Securities, and (without limiting clause 17.5) all transfers and changes of ownership of any of them and the names and addresses of the holders of the Convertible Securities and any person deriving title under the Investor.

10.5	AFSL

The Company acknowledges that the Investor does not hold an Australian Financial Services Licence (and nor does any other person that may have been involved in discussions or any communications in connection with the Transaction Documents) and agrees that it is not entitled to give a notice under section 925A of the Corporations Act.

11.	Additional obligations and agreements

11.1	No conflicting actions

No Party may take or omit to take any action, enter into any agreement, or make any commitment that would conflict or interfere in any material respect with its obligations to the other Party under this Agreement.

11.2	Compliance with Laws

The Company and the Investor must each comply with all applicable Laws.

11.3	Further assurances

Each Party must:

(a)	take, or cause to be taken, all such further actions;

(b)	execute and deliver all such other agreements, certificates, instruments and documents; and

(c)	use its best endeavours to obtain (and refrain from taking any wilful action that would impede or delay obtaining) all third party consents, waivers, approvals (including all shareholder approvals referred to in this Agreement), authorisations and orders needed;

as may reasonably be required in order to consummate the Contemplated Transactions and to preserve and protect the rights of the Investor against impairment.

11.4	Set-off

(a)	Subject to clause 11.5, the Investor may set off any of its obligations to the Company against any of the Company’s obligations to the Investor under this Agreement and/or any Transaction Document.

(b)	The Investor may do anything necessary to effect any set-off undertaken in accordance with this clause 11.4 (including varying the date for payment of any amount payable by the Investor to the Company).

11.5	Set-off exclusion

All payments which are required to be made by the Company to the Investor must be made without:

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for Tax or any other reason, unless a deduction or withholding is required by Law (in which case clause 12.4 applies),

except in accordance with this Agreement or as may otherwise be consented to by the Investor in writing.

11.6	Rescission and withdrawal right

Whenever the Investor provides a notice, or exercises a right, election, or demand under this Agreement, and the Company does not perform its related obligations within the time periods provided in this Agreement, then the Investor may by notice to the Company rescind or withdraw the relevant notice, right, election or demand in whole or in part, without prejudice to its future actions and rights.

12.	Taxes, stamp duty and withholdings

12.1	Taxes generally

The Company must:

(a)	pay any Tax (other than Excluded Tax) required to be paid to any Governmental Authority which is payable in respect of any Transaction Document or any Contemplated Transaction, including in respect of:

(i)	the execution, delivery, performance, release, discharge, amendment or enforcement of any Transaction Document or any Contemplated Transaction; and

(ii)	any payment received by the Investor from the Company (including under any indemnity by the Company);

(b)	pay any fine, penalty or other cost in respect of a failure to pay any Tax as required by this clause 12.1; and

(c)	indemnify the Investor against all Losses which the Investor pays, suffers, incurs, or is liable for, in connection with:

(i)	the delay or failure by the Company to pay any Tax, fine, penalty or other cost as required by this clause 12.1; and/or

(ii)	any enquiry, litigation or administrative proceedings taken against or involving the Investor in connection with any claim or assessment for Tax in relation to any of the documents or transactions referred to in this clause 12.1.

12.2	GST

If the Investor is or becomes liable to pay any GST in respect of any supply it makes under, in accordance with, or as a result of an enforcement of, this Agreement or any Contemplated Transaction, whether or not that supply is made to or for the benefit of the Company (GST Liability) then:

(a)	to the extent that an amount is payable by the Company to the Investor under this Agreement or in any Contemplated Transaction for that supply, that amount will be increased by the full amount of the GST Liability; and

(b)	otherwise, the Company must indemnify the Investor for the full amount of the GST Liability and any interest or penalties in relation to that GST Liability.

12.3	Tax compliance by Company

The Company must comply in all material respects with all applicable Laws relating to Tax and promptly file, or cause to be filed, all Tax returns, business activity statements, and other Tax filings, required under all applicable Laws.

12.4	General withholding gross-up

If the Company is required by Law to withhold or deduct Tax or any other amount from any amount payable to the Investor:

(a)	the Company must pay the amount required to be withheld or deducted to the relevant Governmental Authority within the time allowed for such payment; and

(b)	the Company must pay such additional amounts as are necessary to ensure that after making the deduction or withholding, the Investor receives the full amount which it would have received if such withholding or deduction was not required.

13.	Default

13.1	Events of Default

Each of the following constitutes an Event of Default.

(a)	The Company fails to repay the Redemption Amount in respect of the number of Convertible Securities specified in an Early Redemption Notice on or before the day which is 5 Business Days after the date on which the Company gives the Early Redemption Notice.

(b)	The Company fails to repay the Raise Redemption Amount in respect of the number of Convertible Securities specified in an Raise Redemption Notice on or before the day which is 5 Business Days after the date on which the Company gives the Raise Redemption Notice.

(c)	The Company fails to pay or repay any amount payable under a Transaction Document when due.

(d)	The Company breaches clause 9.5.

(e)	The Company materially breaches or otherwise fails to comply in full with any of its material obligations under any Transaction Document (and does not cure that breach or failure within 10 Business Days of notice of it by the Investor) or any event of default (however described) occurs under any Transaction Document.

(f)	Any of the Materials is inaccurate, false or misleading in any material respect (including by omission), as of the date on which it is made or delivered (unless in respect of an ASX announcement, it is promptly corrected by additional disclosure to ASX).

(g)	A Group Company is, admits that it is, is declared by a court of competent jurisdiction to be, or is deemed under any applicable Law to be, insolvent or unable to pay its debts as and when they become due.

(h)	A Group Company is served with a statutory demand (in accordance with Division 2 of Part 5.4 of the Corporations Act) or a foreign equivalent that is not set aside within 30 Business Days.

(i)	A controller within the meaning of section 9 of the Corporations Act, administrator or similar officer is appointed over all or any of the assets or undertaking of any Group Company or any formal step preliminary to such appointment is taken.

(j)	An application or order is made, a proceeding is commenced, a resolution is passed or proposed in a notice of meeting, or an application to a court or other steps are taken, for the winding up or dissolution of the Company, Anteris Aus Operations Pty Ltd, Anteris Technologies Corporation or ATGC (each a Material Group Company), or for any Material Group Company to enter an arrangement, compromise or composition with, or assignment for the benefit of, any of its creditors (other than in connection with the Scheme).

(k)	A Group Company ceases, suspends, or indicates that it may cease or suspend, the conduct of all or a substantial part of its business; or disposes, or indicates that it may dispose, of a substantial part of its assets.

(l)	A Group Company takes action to reduce its capital or pass a resolution referred to in section 254N(1) of the Corporations Act.

(m)	Any Convertible Securities or Investor’s Shares are not issued to the Investor on the date upon which they are required to be issued under this Agreement, or if no date is specified, within 3 Business Days of the issue obligation arising.

(n)	Any Investor’s Shares are not quoted on ASX by the third Business Day immediately following the date of their issue.

(o)	The Company fails to comply with the Listing Rules in any material respect.

(p)	Other than in connection with the Scheme, Option Scheme and the IPO, a stop order, suspension of trading, cessation of quotation, or removal of the Company or the Shares from the ASX Official List is requested by the Company or requested or imposed by any Governmental Authority, except for a suspension of trading not exceeding 5 Trading Days in a rolling twelve month period or as agreed by the Investor.

(q)	A Transaction Document or a Contemplated Transaction has become, or is claimed (other than in a vexatious or frivolous proceeding) by any person other than the Investor or any of its Affiliates to be, wholly or partly void, voidable or unenforceable.

(r)	Any action, investigation or proceeding or other claim which seeks to restrain, challenge, limit, modify or delay the right of the Investor or the Company to enter into any Transaction Documents or to undertake any of the Contemplated Transactions is commenced and is not stayed, discontinued or set aside within one month.

(s)	A Security Interest over an asset of a Group Company is enforced which has a value in excess of A$500,000.

(t)	Any present or future liabilities, including contingent liabilities, of any Group Company for an amount or amounts totalling more than A$500,000 are not satisfied on time, or become prematurely payable.

(u)	A Group Company is in material default under a document or agreement (including a Governmental Authorisation) binding on it or its assets which relates to financial indebtedness or is otherwise material.

(v)	A Material Adverse Effect occurs.

(w)	Where it is required to do so as a result of not having sufficient issuance capacity under the Listing Rules, the Company does not obtain a Shareholder Approval which it is required to seek under this Agreement.

(x)	Any Group Company grants any Security Interest over any of its assets, or a Security Interest comes into existence over any assets of any Group Company, without the prior written consent of the Investor, other than a Permitted Security Interest.

(y)	Other than in connection with the Scheme, the Option Scheme or the IPO, a Change of Control occurs in respect of the Company. For the purpose of this paragraph, Change of Control means a situation or occurrence where the Company comes under the Control of a person who did not Control the Company at the Execution Date; and Control means a person acquiring or holding, directly or indirectly: (i) the power to control the appointment or dismissal of the majority of directors of the Company; (ii) shares in the Company conferring 50% or more of the voting or economic interest in the Company; or (iii) the capacity to control the financial and operating policies or management of the Company.

(z)	The Company suffers a material diminution in value or utility of its assets or a material part of its assets suffer total loss or destruction or damage beyond repair or damage to an extent which in the reasonable opinion of the Investor renders repair impractical or uneconomical, and such event would have, or is reasonably likely to have, a Material Adverse Effect.

(aa)	If any of the assets of the Company are taken out of the effective management and control of the Company (except upon a permitted dealing with that property), and such event would have, or is reasonably likely to have, a Material Adverse Effect.

13.2	Investor’s right to investigate

If in the Investor’s reasonable opinion, an Event of Default or Potential Event of Default has occurred:

(a)	the Investor may investigate such purported Event of Default or Potential Event of Default;

(b)	the Company must co-operate with the Investor in such investigation; and

(c)	the Company must comply with all reasonable requests made by the Investor of the Company in connection with any investigation by the Investor.

13.3	Notification by Company

The Company must notify the Investor as soon as reasonably practicable, giving full details, upon the occurrence of any Event of Default or Potential Event of Default.

13.4	Certification by Company

At the Investor’s request, the Company must provide the Investor with a certificate signed by two of its directors stating whether:

(a)	any event or circumstance that has or is reasonably likely to have a Material Adverse Effect; or

(b)	any Event of Default or Potential Event of Default,

has occurred and/or is continuing.

13.5	Rights of the Investor upon default

(a)	If any Event of Default occurs and

(i)	either:

(A)	is not capable of being remedied; or

(B)	is capable of being remedied but has not been remedied to the satisfaction of the Investor (acting reasonably) within ten Business Days of its occurrence; or

(C)	there have been two or more previous Events of Default; and

(ii)	the Event of Default has not been expressly waived by the Investor in writing;

(an Unremedied Default)

then the Face Value of all outstanding Convertible Securities will automatically increase by 10% in the first instance and afterward by an additional 2% for any further Unremedied Event of Default, and the Investor may do any one or more of:

(iii)	declare, by notice to the Company, the Redemption Amount of the Amount Outstanding and all other amounts payable by the Company under any Transaction Document to be, whereupon they shall become, immediately due and payable by the Company to the Investor; and/or

(iv)	give one or more Conversion Notices;

(v)	terminate this Agreement, by notice to the Company, effective as of the date set out in the Investor’s notice; and/or

(vi)	exercise any other right, power or remedy granted to it by the Transaction Documents and/or otherwise permitted to it by Law, including by suit in equity and/or by action at Law (and such termination does not prejudice any accrued right, power or remedy of the Investor under this Agreement as at the date of termination, including its right for specific performance and/or to recover damages from the Company in relation to any breach of this Agreement).

(b)	For clarity, an Event of Default which consists of the failure to do or not do something within a period or by a particular time or within a specified grace period is not capable of being remedied and is not remedied by doing (or not doing) the relevant thing after the expiry of the relevant period or after the relevant time, unless the Investor otherwise agrees.

13.6	Postponement

Upon the occurrence of an Event of Default or Potential Event of Default, the Investor may, by notice to the Company, postpone any subsequent Conversion, for such time as it continues (or a shorter period of time, in the Investor’s discretion).

13.7	Interest

If an Event of Default occurs, interest shall be payable on the Amount Outstanding and all other amounts payable by the Company under any Transaction Document at a rate of 15% per annum, which interest shall accrue daily and shall be compounded monthly, from the date of the Event of Default until the Company discharges the Amount Outstanding and all other amounts payable by the Company under any Transaction Document in full.

13.8	Failure to Pay

If the Company fails to pay to the Investor when due an amount payable under this Agreement in relation to a conversion of Convertible Securities, redemption of Convertible Securities, failure to issue Convertible Securities, or failure to issue Convertible Securities in accordance with this Agreement, then the Investor may at its option, without prejudice to any other action the Investor may take, by notice to the Company:

(a)	cancel the conversion, redemption, or issue giving rise to the payment; or

(b)	require that the Company pay the Investor the Parity Value in lieu of the relevant payment (and if the Investor does so, the Company’s obligation to pay the relevant amount will be replaced by an obligation to pay the Parity Value; or

(c)	require that the Company pay the Investor interest on the unpaid amount at a rate specified in clause 13.7, which interest shall accrue daily and shall be compounded monthly, from the date upon which the amount was required to be paid until the Company pays the relevant amount to the Investor, together with the accrued interest, provided that there shall be no double counting of interest under clause 13.8(c) and clause 13.7.

14.	Change of Law

14.1	Law and change in Law

If at any time during the term of this Agreement:

(a)	any applicable Law, any proposed applicable Law, the interpretation or administration of any applicable Law by any Governmental Authority, or a change or proposed change in the interpretation or administration of any applicable Law by any Governmental Authority, does or, if it comes into force, will:

(i)	render (directly or indirectly) compliance by the Investor or the Company with the Transaction Documents or the undertaking of the Contemplated Transactions or transactions of similar kind (including the acquisition and/or disposition, at a time of the Investor’s choosing, of any Securities) by either of them illegal, unlawful, void, voidable, contrary to or in breach of any Law or impossible;

(ii)	materially vary the duties, obligations or liabilities of the Company or the Investor in connection with any Transaction Document or Contemplated Transaction so that the Investor’s rights, powers, benefits, remedies or economic burden (including any tax treatment in the hands of the Investor but disregarding any Excluded Tax) are materially adversely affected (including by way of material delay or postponement);

(iii)	otherwise materially adversely affect the rights, powers, benefits, remedies or the economic burden of the Investor (including by way of material delay or postponement); or

(iv)	otherwise make it materially impracticable for the Investor to undertake any of the Contemplated Transactions; or

(b)	any of the following has occurred:

(i)	trading in securities generally in Australia has been suspended or limited for a period exceeding two consecutive Business Days;

(ii)	a banking moratorium has been declared by an Australian Governmental Authority; or

(iii)	there is a material outbreak or escalation of hostilities or another national or international calamity of such magnitude in its effect on, or adverse change in, the Australian financial market, which makes it impracticable for the Investor, acting reasonably, to effect a Purchase or accept a Conversion, then the Investor may, by notice to the Company, suspend its unperformed obligations under this Agreement and/or terminate this Agreement and require the Company to repay to the Investor the Amount Outstanding and all other amounts payable by the Company under any Transaction Document (without any penalty) in full on the date specified by the Investor in its notice, which must not be earlier than 30 days after the date on which the Investor gives the notice, or any earlier date required by the applicable Law.

14.2	Payment of Amount Outstanding

If the Investor gives a notice under clause 14.1, the Company must on the date determined under clause 14.1 pay to the Investor the Amount Outstanding and all other amounts payable by the Company under any Transaction Document in full (without penalty).

15.	Termination

15.1	Events of Termination

This Agreement may be terminated by agreement of the Parties at any time and otherwise:

(a)	by either Party by notice to the other, effective immediately, if the First Purchase has not occurred within three Business Days of the Purchase Date of the First Purchase or such later date as the Parties agree in writing, however this right is not available to any Party that is in material breach of or default under this Agreement; or

(b)	by the Investor under any of clauses 13.5 and 14.1.

15.2	Effect of Termination

(a)	A Party’s right of termination under clause 15.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination is not an election of remedies.

(b)	Nothing in this Agreement releases any Party from any liability for any breach by such Party of this Agreement or impairs the right of any Party to compel specific performance by the other Party of its obligations under this Agreement.

16.	Survival and Indemnification

16.1	Survival

(a)	Subject to clause 16.1(b), each of:

(i)	the Company’s representations and warranties given under clause 8; and

(ii)	each of the provisions of clauses 1 and 3 to 17 (inclusive) of this Agreement;

survive (notwithstanding that they do not expressly provide for this), and continue in full force and effect, notwithstanding the execution of this Agreement, the consummation of any of the Contemplated Transactions, and the termination of this Agreement or another Transaction Document or any related provision. No term of this Agreement merges on completion of any Contemplated Transaction.

(b)	Subject to clause 16.2, and excluding clause 16.3, the Company will immediately be discharged and released from its liabilities, obligations and covenants under this Agreement in respect of any particular Convertible Securities on the first to occur of the date on which those particular Convertible Securities have been redeemed or converted in accordance with this Agreement.

16.2	Revival

To the extent that any Conversion or any payment by the Company is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any person, then to such extent, any Amount Outstanding satisfied by such Conversion or payment is immediately revived and continues, and the Company must take such action as may be reasonably requested by the Investor to effect such reinstatement; unless such revival and continuation are waived by the Investor.

16.3	Indemnification

(a)	No Indemnified Person is liable to the Company, and the Company must indemnify and hold harmless the Investor and Affiliates of the Investor, and the respective directors, officers, members, shareholders, partners, employees, attorneys, agents and permitted successors and assigns of each of the foregoing and Affiliates of any of those persons (each, an Indemnified Person), from and against:

(i)	any and all Losses that arise out of, are based on, relate to, or are incurred in connection with any Event of Default or Potential Event of Default (including, for clarity, a delay in the Investor's receipt of any parcel of Investor's Shares or a delay in the Investor's ability to, or the Investor's inability to, dispose of any of the Investor's Shares, in each case due to any Event of Default or Potential Event of Default (including as to the issuance and quotation on ASX of any Investor's Shares and the lodgement of any Cleansing Statement)); and/or

(ii)	without limiting the indemnity in clause 16.3(a)(i), any and all Losses that arise out of, are based on, relate to, or are incurred directly in connection with a breach by the Company of any of the Transaction Documents or any of the Contemplated Transactions, or any other instruments, documents or agreements executed under, or in connection with, any of those items referred to in sub-paragraphs (i) – (ii);

provided, however, that the Company is not liable to indemnify the Indemnified Person from, or hold the Indemnified Person harmless against, any Losses to the extent that they result from:

(iii)	the Indemnified Person’s breach of any representation or warranty contained in this Agreement, or

(iv)	the Indemnified Person’s fraud, negligence or default in performing its obligations under this Agreement.

(b)	To the extent that the Company’s undertaking in this clause 16.3 may be unenforceable for any reason, the Company must make the maximum contribution to the payment and satisfaction of all Losses that is permissible under applicable Law.

(c)	The Investor or any other Indemnified Person is not required to incur any expense or make any payment before enforcing any indemnity under this Agreement.

(d)	The Company acknowledges that the indemnity given under this clause 16.3 is directly enforceable against it by any Indemnified Person. The Investor holds the benefit of this clause 16.3 on trust for each Indemnified Person.

16.4	Indemnities generally

Each indemnity in this Agreement:

(a)	is a continuing obligation, independent of the Company’s other obligations under this Agreement;

(b)	continues notwithstanding any termination of this Agreement;

(c)	constitutes a liability of the Company separate and independent from any other liability under this Agreement and under any other agreement; and

(d)	survives, and continues in full force and effect, in accordance with clause 16.1.

17.	Miscellaneous

17.1	Time of the essence

With regard to all dates and time periods set out or referred to in any Transaction Document, time is of the essence.

17.2	No partnership or advisory or fiduciary relationship

Nothing in this Agreement creates a partnership between the Parties, or a fiduciary or an advisory relationship between the Investor or any of its Affiliates and the Company.

17.3	Certificates

Each certificate or notice given by the Investor to the Company, including each certificate as to the occurrence of each Purchase, is sufficient evidence of an amount or matter in connection with any Transaction Document or Contemplated Transaction, unless the content of such certificate or notice is proven to be incorrect.

17.4	Remedies and injunctive relief

(a)	The rights and remedies of the Investor set out in this Agreement and the other Transaction Documents are in addition to all other rights and remedies given to the Investor by Law or otherwise.

(b)	The Company acknowledges that:

(i)	monetary damages alone would not be adequate compensation to the Investor for a breach by the Company of a Transaction Document; and

(ii)	the Investor may seek an injunction or an order for specific performance from a court of competent jurisdiction if:

(A)	the Company fails to comply or threatens not to comply with a Transaction Document; or

(B)	the Investor has reason to believe that the Company will not comply with a Transaction Document.

(c)	In the event that the Investor seeks an order for specific performance in connection with a failure by the Company to issue Securities in accordance with this Agreement (including clauses 6 and 7), the Company:

(i)	agrees that it will not oppose the order on the basis that monetary damages are adequate compensation to the Investor;

(ii)	acknowledges that even where specific performance is ordered in respect of the obligation on the Company to issue Securities in accordance with this Agreement (including clauses 6 and 7) that the Investor may suffer additional losses by reason of the Company's failure to issue Securities in accordance with this Agreement (including clauses 6 and 7); and

(iii)	agrees that it will not oppose any additional order for monetary compensation in respect of the losses referred to in clause 17.4(c)(ii) on the basis that the Investor has sought an order for specific performance of the Company's obligation to issue Securities in accordance with this Agreement (including clauses 6 and 7).

17.5	Successors, assigns and third party beneficiaries

(a)	The rights and obligations of the Parties under this Agreement are personal and may not be assigned to any other person or assumed by any other person, except as expressly provided in this Agreement.

(b)	The Convertible Securities are non-transferable.

(c)	The provisions of this Agreement inure to the benefit of, and are binding upon, the respective permitted successors and assignees, of the Parties.

(d)	Except as set out in clause 16.3, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assignees only, and does not benefit or create any right, obligation to, or cause of action in or on behalf of, any other person, and no other person may enforce any provision of this Agreement.

17.6	Counterparts and electronic transmission

(a)	This Agreement may be executed in any number of counterparts, each of which is deemed an original, and all of which together constitute one and the same instrument.

(b)	Such counterparts may be delivered by one party to the other by electronic transmission, and such counterparts are valid for all purposes.

17.7	Notices

(a)	Except as otherwise expressly agreed, all communications in connection with any Transaction Document must be by notice in writing and must be delivered by a courier or hand, or sent by e-mail, to a Party at the address, or e-mail address of the Party specified in the Details Schedule or as otherwise specified by the Party by notice to the other Party.

(b)	When delivered by a courier or hand in Australia, a notice is deemed given:

(i)	when delivered, if received during business hours in the place of delivery; or

(ii)	otherwise, at 9.00 am in the relevant time zone in the place of delivery on the Business Day immediately following the date of such delivery.

(c)	When delivered by a courier or hand-delivery outside of Australia, a notice is deemed given:

(i)	when delivered, if received during business hours in the place of delivery; or

(ii)	otherwise, at 9.00 am in the relevant time zone in the place of delivery on the International Business Day immediately following the date of such delivery.

(d)	When sent by e-mail transmission, a notice is deemed given:

(i)	one hour after the time at which such transmission was sent (the E-mail Time), if such time falls within business hours in the place of delivery;

(ii)	otherwise, if sent to the Company and the E-mail Time is outside of business hours in the place of delivery, at 9.00 am Brisbane time on the Business Day immediately following the date of the E-mail Time; or

(iii)	otherwise, if sent to the Investor and the E-mail Time is outside of business hours in the place of delivery, at 9.00 am in the relevant time zone in the place of delivery on the Business Day or International Business Day (as applicable in the place of delivery) immediately following the date of the E-mail Time;

unless the sender receives an automated message that the email has not been delivered.

17.8	Amendments and waivers

(a)	Any term of this Agreement may be amended, supplemented, or modified, only by an instrument in writing signed by each Party.

(b)	Any obligation of a Party under this Agreement may be extended or waived only by an instrument in writing signed by the other Party.

(c)	No waiver of any default with respect to any provision of this Agreement is deemed to be a continuing waiver in the future or a waiver of any subsequent default, or a waiver of any other provision nor does any delay or omission of any Party to exercise any right under this Agreement in any manner impair the subsequent exercise of any such right.

17.9	Legal Costs

(a)	The Company must bear its own legal costs in connection with the preparation of this Agreement.

(b)	The Company must pay the Investor's legal and due diligence costs (including GST) in connection with this Agreement and the Contemplated Transactions up to a maximum of A$25,000 (plus GST). The Investor acknowledges prior receipt of the Legal Costs Contribution towards this amount.

17.10	Additional expenses

The Company must reimburse the Investor upon demand for all reasonable out-of-pocket expenses incurred by the Investor in connection with any amendment, modification or waiver of this Agreement, including, without limitation, reimbursement of reasonable legal fees and disbursements.

17.11	Severability and supervening legislation

(a)	Every provision of this Agreement is intended to be severable, and any provision of this Agreement that is illegal, invalid, prohibited or unenforceable in any relevant jurisdiction (each, a Deficiency) is, as to such jurisdiction, ineffective to the extent of such Deficiency, but the provision must be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Law, and any such Deficiency does not affect the legality, validity, permissibility or enforceability of the remainder of this Agreement in that jurisdiction, or render Deficient such or any other provision of this Agreement in any other jurisdiction.

(b)	To the extent not prohibited by applicable Law, the Parties waive and exclude any provision of Law, current or future, which renders any provision of this Agreement Deficient in any respect.

(c)	Paragraphs (a) and (b) of this clause 17.11 are of no force or effect to the extent that the consequence of enforcing the remainder of this Agreement without the Deficient provision would be to cause either Party to lose the material benefit of its economic bargain.

(d)	To the extent not prohibited by applicable Law, the Parties waive and exclude any provision of Law, current or future, which operates to vary the duties, obligations or liabilities of the Company or the Investor in connection with any Transaction Document so that the Investor’s rights, powers, benefits, economic benefit, economic burden or remedies are adversely affected (including by way of delay or postponement).

17.12	Entire Agreement

(a)	This Agreement supersedes all prior agreements, understandings, negotiations and discussions, both oral and written, between the Parties, their Affiliates and persons acting on their behalf with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement.

(b)	Except as specifically set out in this Agreement, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to the subject matter of this Agreement.

17.13	Governing law and submission to jurisdiction

(a)	This Agreement is governed by and must be construed according to the law applying in the State of Queensland, Australia.

(b)	Each party irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts of Queensland and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to, arising out of, or in connection with, any Transaction Documents and/or Contemplated Transactions;

(ii)	waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 17.13(b)(i); and

(iii)	agrees that a judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law, and for purposes of this provision, submits to the jurisdiction of the courts of such jurisdiction in which the judgment is being enforced.

(c)	Service of process in connection with any proceedings in Australia relating to any matter arising out of this Agreement may be served on each party anywhere in the world by the same methods as are specified for the giving of notices under this agreement.

17.14	Adjustments

(a)	Each time when a Security Structure Event occurs, the Fixed Conversion Price will be reduced or, as the case may be, increased, in the same proportion as the issued capital of the Company is, as the case may be, consolidated, subdivided or cancelled.

(b)	The intent of this clause 17.14 is to maintain the relative benefit and burden to the Investor and the Company of their respective economic bargains.

(c)	When the Company becomes aware of a fact that may give rise to an adjustment of the Fixed Conversion Price, the Company must promptly notify the Investor of the specifics of the fact that may give rise to such adjustment.

(d)	If the Company, after the Execution Date:

(i)	issues or agrees to issue Shares to any person at a per Share price which is less than the Fixed Conversion Price, other than under this Agreement;

(ii)	issues options to acquire Shares to any person with an exercise price which is less than the Fixed Conversion Price; or

(iii)	issues any debt, equity or equity-linked securities to any person which are convertible into, exchangeable or exercisable for, or include the right to receive Shares or other securities at a fixed price which is less than the Fixed Conversion Price,

(all of which prices will be a Lesser Price) then the Fixed Conversion Price will be reduced to the Lesser Price.

(e)	If, after the Execution Date:

(i)	the proposed scheme of arrangement between the Company and its members whereby Anteris Technologies Global Corp (ATGC) acquires all of the shares in the Company (Scheme) comes into effect (as that term is defined in section 411(10) of the Corporations Act); and

(ii)	the Investor does not exercise its right to require early redemption under clause 5.6 within 2 Business Days of being given written notice by the Company that the Scheme has come into effect (Scheme Notice), then this Agreement will be automatically amended such that:

(iii)	all dollar values in respect of this Agreement will be converted into USD at the Exchange Rate on the date of implementation of the Scheme;

(iv)	any outstanding Convertible Securities will be automatically converted (subject to compliance with applicable laws) into convertible securities in ATGC (and be convertible into common stock in ATGC and exercisable to acquire common stock in ATGC); and

(v)	if the price at which the common stock in ATGC is offered in the IPO (IPO Price) is less than the Fixed Conversion Price, the Fixed Conversion Price will be reduced to be the IPO Price,

in each case subject to the Scheme being implemented. If the Scheme is not implemented, the amendments referred to above will not take effect.

(f)	The Investor and ATGC must use reasonable endeavours to, within 120 days of the date of the Scheme Notice, agree amendments to the form of this Agreement so as to apply to the issue of common stock in ATGC under the laws of the United States of America and the listing of the common stock in ATGC on NASDAQ. If the parties do not reach agreement within this period or such longer period as the Investor and ATGC may agree, then at the end of this period the Investor will be deemed to have exercised its right to require early redemption under clause 5.6.

18.	Terms of the Options

18.1	Nature of Options

(a)	Each Option will grant the holder of that Option the right but not the obligation to be issued by the Company one Share at the Options Exercise Price.

(b)	Each Option will be exercisable by the Option holder complying with its obligations under this clause 18, at any time after the time of its grant and prior to the Options Expiration Date, after which time it will lapse.

18.2	Exercise of Options

(a)	Without limiting the generality of, and subject to, the other provisions of the Agreement, an Option holder may exercise any of its Options at any time prior to their expiration, by delivery of:

(i)	a copy, whether by email or otherwise, of a duly executed Option exercise form substantially in the form attached to this Agreement as Annexure D (the Exercise Form), to the Company during normal business hours on any Business Day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Option holder);

(ii)	a copy, whether facsimile or otherwise, of any exercise form required by the share registrar; and

(iii)	payment of an amount equal to the Options Exercise Price multiplied by the number of Shares in respect of which the Options are being exercised at the time by wire transfer to the account specified by the Company from time to time or by bank draft delivered to the Company during normal business hours on any Business Day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Option holder).

(b)	As soon as reasonably practicable, but in any event no later than two (2) Business Days after receipt of a duly completed Exercise Form and the receipt of settled funds referred to in clause 18.2(a)(iii), the Company must instruct its securities registrar to issue the Shares in respect of which the Options are so exercised by the Option holder in accordance with this Agreement (including clause 6) and cause its securities registrar to:

(i)	issue and deliver the Shares in respect of which the Options are so exercised by the Option holder; and

(ii)	provide to the Option holder holding statements evidencing that such Shares have been recorded on the Share register.

18.3	Bonus Issues

If prior to an exercise of an Option, but after the issue of the Option, the Company makes an issue of Shares by way of capitalisation of profits or out of its reserves (other than pursuant to a dividend reinvestment plan), pursuant to an offer of such Shares to at least all the holders of Shares resident in Australia, then on exercise of the Option, the number of Shares over which an Option is exercisable will be increased by the number of Shares which the holder of the Option would have received if the Option had been exercised before the date on which entitlements to the issue were calculated.

18.4	Rights Issues

If prior to an exercise of an Option, but after the issue of the Option, any offer or invitation is made by the Company to at least all the holders of Shares resident in Australia for the subscription for cash with respect to Shares, options or other securities of the Company on a pro rata basis relative to those holders’ shareholding at the time of the offer, the Options Exercise Price will be reduced as specified in the Listing Rules in relation to pro-rata issues (except bonus issues).

18.5	Reconstruction of Capital

In the event of a consolidation, subdivision or similar reconstruction of the issued capital of the Company, and subject to such changes as are necessary to comply with the Listing Rules applying to a reconstruction of capital at the time of the reconstruction:

(a)	the number of the Shares to which each Option holder is entitled on exercise of the outstanding Options will be reduced or increased in the same proportion as, and the nature of the Shares will be modified to the same extent that, the issued capital of the Company is consolidated, subdivided or reconstructed (subject to the same provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the consolidation, subdivision or reconstruction); and

(b)	an appropriate adjustment will be made to the Options Exercise Price of the outstanding Options, with the intent that the total amount payable on exercise of the Options will not alter.

18.6	Cumulative Adjustments

Full effect will be given to the provisions of clauses 18.3 to 18.5, as and when occasions of their application arise and in such manner that the effects of the successive applications of them are cumulative, the intention being that the adjustments they progressively effect will be such as to reflect, in relation to the Shares issuable on exercise of the Options outstanding, the adjustments which on the occasions in question are progressively effected in relation to Shares already on issue.

18.7	Notice of Adjustments

Whenever the number of Shares over which an Option is exercisable, or the Options Exercise Price, is adjusted pursuant to this Agreement, the Company must give notice of the adjustment to all the Option holders, within one (1) Business Day.

18.8	Rights Prior to Exercise

Prior to its exercise, an Option does not confer a right on the Option holder to participate in a new issue of securities by the Company.

18.9	Redemption

The Options will not be redeemable by the Company.

18.10	Assignability and Transferability

The Options will be freely assignable and transferable, subject to the provisions of Chapter 6D of the Corporations Act and the applicable Law and subject to the Company’s consent (not to be unreasonably withheld).

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Executed as an agreement.

Executed in accordance with section 127 of the Corporations Act 2001 by Anteris Technologies Ltd ACN 088 221 078

/s/ Wayne Paterson	/s/ Stephen Denaro
Director Signature	Director Signature
Print Name: Wayne Paterson Date: 31 October 2024	Print Name: Stephen Denaro Date: 31 October 2024

Signed sealed and delivered for and on behalf of Obsidian Global GP, LLC by its authorised representative in the presence of:

/s/ JOHN MCDADE	/s/ ARI MORRIS
Signature of witness	Signature of authorised representative

JOHN MCDADE	ARI MORRIS
Name of witness	Name of authorised representative
(BLOCK LETTERS)	(BLOCK LETTERS)

Address of witness

The schedules and annexures to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Schedule 1 – Company representations and warranties

Schedule 2 – Investor representations and warranties

Schedule 3 – Disclosure Schedule

Annexure A – Form of Board Resolution

Annexure B – Form of CEO Certificate

Annexure C – Purchase Statement

Annexure D – Option Exercise Form